                                                                    EXHIBIT 10.4
                                   AGREEMENT



     THIS AGREEMENT dated this 8th day of December, 1998, between the Farmers Reservoir & Irrigation Company ("FRICO") and Eldorado Artesian Springs, Inc. ("Eldorado") is as follows.

     WHEREAS, Eldorado desires to acquire a reliable source of replacement water which is suitable for the purpose of replacing depletions attributable to uses of water in Eldorado's operations in Eldorado Springs, Colorado; and

     WHEREAS, FRICO has facilities and rights which are suitable for storing, exchanging, and effectuating the delivery of such replacement water to replace depletions arising from Eldorado's operations; and

     WHEREAS, FRICO is presently negotiating an agreement with the Superior Metropolitan District through which FRICO anticipates that it will acquire one unit of the Windy Gap Project water ("Windy Gap Unit") from the Northern Colorado Water Conservancy District;

     NOW, THEREFORE, in consideration of an initial payment by Eldorado to FRICO of $10,000.00, the mutual promises set forth below and other good and valuable consider-ation, receipt and sufficiency of which is hereby acknowledged, the parties agree as follows;

     1. FRICO will conclude its negotiations with the Superior Metropolitan District through which FRICO anticipates it will be entitled to acquire the Windy Gap Unit (equating up to 100 acre-feet of fully consumable water) and the right to deliver the Windy Gap Unit water through an existing pipeline and a proposed new pipeline spur into FRICO's Marshall Reservoir.

     2. Any such agreement between FRICO and the Superior Metropolitan District ("FRICO/Superior Agreement") must be concluded within ninety (90) days of this Agreement, unless such time period is extended by mutual agreement of the parties. The terms of the FRICO/Superior Agreement must be fully acceptable to Eldorado; or the $10,000.00 initial payment will be refunded to Eldorado and this Agreement will terminate.

     3. Upon execution of an acceptable FRICO/Superior Agreement, Eldorado shall secure the funds for the payment of $490,000.00 to the Superior Metropolitan District pursuant to the terms of the FRICO/Superior Agreement. Such payment shall be made at the time of the conveyance of the Windy Gap Unit after entry of an acceptable decree as described in paragraph 5., below. The said $490,000.00 shall be consideration for the Windy Gap Unit and consideration for FRICO's right to use the new delivery pipeline to deliver water attributable to the Windy Gap Unit into Marshall Lake for the benefit of Eldorado.


     4. Immediately upon execution of this Agreement, FRICO and Eldorado will cooperate in obtaining any necessary approvals, authorizations from, and inclusions into the

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

Northern Colorado Water Conservancy District and the Municipal Subdistrict which will enable use of the Windy Gap Unit by Eldorado for replacement purposes.

     5. Prior to final action on inclusion of Eldorado into the Northern Colorado Water Conservancy District and Municipal Subdistrict, the parties shall jointly seek the consent of the Northern Colorado Water Conservancy District to the filing of an application by Eldorado in the District Court, Water Division No. 1, whereby injurious out-of-priority depletions attributable to Eldorado's uses of water will be fully replaced by exchange or direct release of water stored pursuant to the Windy Gap Unit in Marshall Reservoir. If such consent is not forthcoming, such application will be withdrawn and all amounts paid by Eldorado to FRICO shall be returned. Eldorado will be the sole applicant in the case, but the parties will cooperate in all significant case management decisions and on the terms and conditions included in any proposed decree submitted to the Court for consideration.

     6. Within thirty (30) days after obtaining a final decree approving a mutually acceptable plan for augmentation:

          A. FRICO or Eldorado shall exercise the option to purchase the Windy Gap Unit pursuant to the terms of the FRICO/Superior Agreement, Eldorado shall make the $490,000.00 payment described in paragraph 3 to Superior and FRICO shall pay $10,000.00 to Superior;

          B. Eldorado shall pay FRICO $500,000.00, payable as follows:

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

$150,000 down and the balance of $350,000.00 payable in ten (10) equal annual installments, including principal and interest at the rate of nine percent (9%) per annum. This amount shall include consideration for the operation of the exchange of water within the FRICO System so as to make water attributable to the Windy Gap Unit available at the headworks of the Community Canal at Eldorado Springs, Colorado and/or to make direct releases of such water from Marshall Lake to replace otherwise out-of-priority depletions attributable to Eldorado's use of water at Eldorado Springs, Colorado, pursuant to the terms and conditions set forth in the decree described in paragraph 5., above.

     7. FRICO agrees that it will operate its system so as to make water available at the headworks of the Community Canal at Eldorado Springs, Colorado and/or to make direct releases of such water from Marshall Lake to replace otherwise out-of-priority depletions attributable to Eldorado's use of water at Eldorado Springs, Colorado, pursuant to the terms and conditions set forth in the decree described in paragraph 5., above.

     8. FRICO and Eldorado further agree that if Eldorado's future augmentation requirements shall extend beyond the 100 acre-feet of water, which is the subject of this Agreement, the parties will negotiate in good faith for additional water which may be added to the Eldorado augmentation plan pursuant to terms and conditions similar to those set forth herein.

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

     Dated the day and date above written.


FARMERS RESERVOIR &                     ELDORADO ARTESIAN SPRINGS,
IRRIGATION COMPANY                      INC.



By:  /s/ Pete Roskop                    By:  /s/ Douglas A. Larson
   -------------------------------------   -------------------------------------
     Pete Roskop, President                  Douglas A. Larson, President



STATE OF COLORADO  )
                    )  ss.
COUNTY OF ADAMS    )

     The foregoing instrument was acknowledged before me this 8thday of December, 1998, by Pete Roskop, President, Farmers Reservoir & Irrigation Company.

     WITNESS my hand and official seal.

     My Commission Expires: November 22, 2001

                                /s/ Norma J. Morgan
                               -----------------------------------------
                              NOTARY PUBLIC

                              80 So. 27th Ave.
                              Brighton, CO 80601
                              Telephone: 303-659-7373

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

STATE OF COLORADO  )
                    )  ss.
COUNTY OF BOULDER  )

     The foregoing instrument was acknowledged before me this 8th day of December, 1998, by Douglas A. Larson, President, Eldorado Artesian Springs, Inc.

     WITNESS my hand and official seal.

     My Commission Expires: 8/8/2001


                                          /s/ Anne Moplesh
                                        ------------------------------------
                                        NOTARY PUBLIC

                                        603 S. Broadway
                                        Boulder, CO 80303
                                        Telephone: (303) 245-6590


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